Exhibit 99.1

ACTUANT SIGNS AGREEMENT TO ACQUIRE HYDRATIGHT SWEENEY

MILWAUKEE, WI, April 13, 2005 — Actuant Corporation (NYSE:ATU) announced today it has entered into a definitive agreement to acquire the stock of Hydratight Sweeney from Dover Diversified, Inc. for approximately $93 million in cash. Other terms of the transaction were not announced due to confidentiality agreements between the parties. The purchase is subject to customary regulatory approvals and conditions, and is expected to close within the next 60 days. Funding for the transaction will come from Actuant’s existing credit facilities.

Hydratight Sweeney, with headquarters in Birmingham, United Kingdom, manufactures and delivers bolting products and services to the oil & gas, power generation, industrial, and other end-user markets. Following consummation of the acquisition, Hydratight Sweeney will report into the Enerpac business and be included in Actuant’s Tools & Supplies segment.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions and related restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s registration statements filed with the Securities and Exchange Commission for further information regarding risk factors.

About Actuant

Actuant, headquartered in Glendale, Wisconsin, is a diversified industrial company with operations in more than 25 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Formerly known as Applied Power, Actuant was created in 2000 after the spin-off of Applied Power’s electronics business segment into a separate public company called APW Ltd. Since 2000, Actuant has grown its sales from $482 million to over $1 billion and its market capitalization from $113 million to over $1.4 billion. The company employs a workforce of more than 5,000 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU.

For further information on Actuant and its business units, visit the Company’s website at www.actuant.com.

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